EXHIBIT 99.2

To:	Société Générale Bank Nederland N.V.

Amstelplein 1

1096 HA Amsterdam

The Netherlands

Attention: Mr. Niek Volkers

Dear Sirs

Master Agreement for the Transfer of Receivables entered into on 30th November 2001 (the “Master Agreement”), between Société Générale Bank Nederland N.V as the Bank, Mattel International Holdings B.V. as Depositor (the “Depositor”), Mattel France S.A.S. and Mattel GmbH as Sellers.

We refer to the Master Agreement. Terms defined in the Master Agreement shall have the same meaning when used in this letter (unless otherwise defined herein).

We write to inform you of certain restructurings in the corporate structure of the Group, obtain your consent to such restructurings and set out certain amendments to the Master Agreement which are as follows:

1.	Amendment to Clause 1.1 of the Master Agreement

1.1	In Clause 1.1 of the Master Agreement the definition of “Controlling Owner of the Sellers” is replaced by the following definition:

“Controlling Owner of the Sellers” means a company that owns and controls (whether directly or indirectly) at least 75% of the voting rights of each Seller (as determined by reference to the right to elect directors or similar controlling persons of a subsidiary) or 25% of the issued and fully paid up share capital of each Seller.

1.2	In Clause 1.1 of the Master Agreement the definition of “Relevant Group” is replaced by the following definition:

“Relevant Group” means (i) the Depositor, (ii) each Seller, (iii) each company that is a Controlling Owner of the Sellers and which is not the Parent, and (iv) each Material Seller Subsidiary.

1.3	In Clause 1.1 of the Master Agreement the following definition is added:

“MEH BV” means Mattel Europe Holdings B.V., a company incorporated under the laws of the Netherlands, having its registered office at Gondel 1, 1186MJ Amstelveen, the Netherlands, and registered with the Amsterdam Chamber of Commerce under the number 33297748.

1.4	In Clause 1.1 of the Master Agreement the following definition is added:

“MFH” means Mattel Foreign Holdings Ltd., a company incorporated under the laws of Bermuda, having its registered office at Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda.

1.5	In Clause 1.1 of the Master Agreement the following definition is added:

“MEM BV” means Mattel Europe Marketing B.V., a company incorporated under the laws of the Netherlands, having its registered office at Gondel 1, 2e etage, 1186 MJ Amstelveen, the Netherlands, and registered with the Amsterdam Chamber of Commerce under the number 34206891.

1.6	In Clause 1.1 of the Master Agreement the following definition is added:

“MMH” means Mattel Marketing Holdings Pte. Ltd., a company incorporated under the laws of Singapore, having its registered office at 1 Temasek Avenue, #27-01 Millenia Tower, Singapore 039192, with the company registration number 200405379E.

2.	Confirmation of Continuing Validity of Pledges

For the avoidance of any doubt, the Depositor hereby confirms to the Bank that the Pledges granted to the Bank pursuant to Clause 6 of the Subordinated Deposit Agreement and Clause 6 of the Additional Deposit Agreement remain in full force and effect in accordance with the terms of the Subordinated Deposit Agreement and the Additional Deposit Agreement, respectively, despite the amendment to the term “Controlling Owner of the Sellers”.

3.	Consent by the Bank to Asset Transfers by the Depositor in Connection with the Restructuring of certain Mattel Subsidiaries

In accordance with Article 14.19(a)(iv) of the Master Agreement, the Bank by executing this letter hereby consents to the following transfers of assets and contributions (the “Restructuring”):

(a)	transfer by the Depositor of its shareholding in MEH BV to MEM BV;

(b)	transfer by the Depositor of its shareholding in MEM BV to MMH; and

(c)	to the contribution of assets by MFH to MMH in exchange for shares which carry the right to elect 60% of MMH’s directors;

provided that:

(a)	such transfers and contribution do not involve an assignment by the Depositor to any other entity of any of its rights or obligations pursuant to the Closing Documents;

(b)	such transfers and contribution shall be done on a solvent basis, meaning that no company involved in the transfers is in Insolvency Proceedings at the time the transfers are to take place;

(c)	such transfers and contribution do not involve moving the Depositor’s Account with Société Générale, Amsterdam branch, which account shall remain in place with such branch as required by the Master Agreement, the Subordinated Deposit Agreement and the Additional Deposit Agreement; and

(d)	following the Restructuring, the Depositor will continue to be a Controlling Owner of the Sellers.

4.	Acknowledgement by the Bank of Receipt of Information with Regard to Location of the Depositor’s Management

The Bank hereby acknowledges that, in connection with the Restructuring, the Depositor has informed the Bank that the Depositor has sought and received the approval of its shareholder, Mattel, to change the Depositor’s central management and control and place of effective management and residence to Singapore.

5.	Conditions Precedent

The entry into force of this amendment letter is subject to the following conditions precedent:

(a)	that the Bank has received on the date of signature of this agreement a certified copy of the minutes of the Depositor’s board of directors authorising the entry into of this amendment letter; and

(b)	in respect of the Depositor, that the board resolutions referred to in paragraph (a) above explain and reflect that the Depositor has considered appropriate and in its corporate interest to carry out the Restructuring and that it is nevertheless a requirement to continue to act as Depositor.

6.	Representation Warranties and Undertakings

6.1	For the sake of clarity, the Obligors hereby repeat the representations and warranties made in article 12 of the Master Agreement.

6.2	The Obligors represent and warrant to the Bank that they have the power to enter into and perform, and have taken all necessary action to authorise the entry into, performance and delivery of, this letter.

6.3	The Depositor represents and warrants to the Bank that the changes in the structure of the Group pursuant to the Restructuring are carried out in its own corporate interest and that it is therefore still in its own corporate interest to continue to act as a Depositor.

6.4	The Depositor hereby undertakes to notify the Bank when the Restructuring has been completed. In the event that the Depositor decides not to proceed with the Restructuring, the Depositor shall notify the Bank to that effect. In any case the

Depositor shall decide to carry out or not carry out the Restructuring no later than 31st December, 2004 and shall by that date notify the Bank with its decision in this respect.

7.	Miscellaneous

7.1	Save as otherwise provided herein the provisions of the Master Agreement shall remain in full force and effect.

7.2	This letter shall take effect as of the date first set forth above.

8.	Fees

All fees and expenses incurred in relation with this letter and the transactions contemplated by it, including the Restructuring shall be born exclusively by the Depositor in accordance with Article 25 of the Master Agreement.

9.	Jurisdiction and Waiver of Immunity

9.1	Jurisdiction

(a)	Any dispute as to the validity, interpretation, performance or any other matter arising out of this letter shall be subject to the jurisdiction of the competent courts of Amsterdam.

(b)	The designation of jurisdiction in this paragraph 9.1 is entirely for the benefit of the Bank and the Bank shall have the right to elect to proceed against any Obligor before the courts of any other competent jurisdiction.

9.2	Waiver of immunity

Each Obligor irrevocably and unconditionally:

(a)	agrees that if the Bank brings proceedings against it or its assets in relation to this letter, no immunity from those proceedings (including, without limitation, suit, attachment prior to judgement, other attachment, the obtaining of judgement, execution or other enforcement) will be claimed by or on behalf of itself or with respect to its assets;

(b)	waives any such right of immunity which it or its assets now has or may subsequently acquire; and

(c)	consents generally in respect of any such proceedings to the giving of any relief or the issue of any process in connection with those proceedings, including, without limitation, the making, enforcement or execution against any assets whatsoever (irrespective of its use or intended use) of any order or judgement which may be made or given in those proceedings.

10.	Governing Law

This letter shall be governed by the laws of the Netherlands.

Please confirm your agreement to the matters set out above by countersigning a copy of this letter and returning it to us.

Yours faithfully,

MATTEL INTERNATIONAL HOLDINGS B.V.

By:	/s/ Richard Kei
Name:	Richard Kei
Title:	Director

MATTEL FRANCE S.A.S.

By:	/s/ Herve Parizot
Name:	Herve Parizot
Title:	President

MATTEL GMBH

By:	/s/ Hermann Geis
Name:	Hermann Geis
Title:	General Manager

Accepted and agreed:

SOCIÉTÉ GÉNÉRALE BANK NEDERLAND N.V.

By:	/s/ Niek Volkers
Name:	Niek Volkers
Title:	Managing Director

By:	/s/ Ernst Brandon
Name:	Ernst Brandon
Title:	General Proxy

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